News Release FOR IMMEDIATE RELEASE	General Growth Properties, Inc. 110 North Wacker Drive

Chicago, IL 60606

(312) 960-5000
FAX (312) 960-5475

CONTACT: Bernard Freibaum

(312) 960-5252
Timothy Goebel
(312) 960-5199

General Growth Properties Announces Commitment to Amend Acquisition Facility

Chicago, Illinois, February 15, 2006 — General Growth Properties, Inc. (NYSE: GGP) announced it has received the lender commitments required to amend and restate the 2004 Credit Facility, which was put into place to purchase The Rouse Company. “We were very pleased at the positive response from the lending community as we took advantage of our rapid and successful integration with The Rouse Company and received substantially enhanced loan terms and conditions just 15 months after closing. This transaction extends many of our existing lending relationships and establishes several new ones,” noted CFO Bernie Freibaum.

The $5.0 billion amended and restated Senior Credit Facility will consist of a $2.85 billion Term Loan, a $650 million revolving credit facility and a $1.5 billion Short-Term Term Loan, the proceeds of which will be applied to the 2004 Credit Facility. The applicable interest rates will be based on a spread over LIBOR that will vary according to leverage. Initially, that spread is expected to be 125 basis points, which is 50 and 75 basis points lower than that of the existing Term Loans A and B, respectively.

Funding is currently scheduled to be complete by the end of February, 2006. The $3.5 billion Senior and Revolving Credit Facility has a four-year term and a one-year extension option. The $1.5 billion Short-Term Term Loan is due by year-end 2006 and it is expected to be repaid primarily with excess proceeds from new fixed rate non-recourse mortgage loans on assets that are currently underleveraged. As a result of this and other planned prepayments, the company expects to record a $5.4 million non-cash charge for unamortized loan fees in the first quarter of 2006.

General Growth Properties, Inc. is the second largest U.S.-based publicly traded Real Estate Investment Trust (REIT). General Growth currently has an ownership interest in or management responsibility for a portfolio of more than 200 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the company website at www.generalgrowth.com.

This release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of our indebtedness and interest rates, market conditions and land sales in our Master Planned Communities segment, our ability to manage our growth and the effects of the recent events in the Gulf Coast region of the United States. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

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